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                                     EXHIBIT
                                   Item 15- 4m
                              An Opinion of Counsel
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Lynn Klicker Uthe. Ltd.
Lynn Klicker Uthe, Attorney at Law
Ridgedale State Bank Building, Suite 101
1730 South Plymouth Road
Minnetonka, MN 55303

Phone:(612)544-4925
Fax: (612)544-1203

July 16, 1998

Mr. Roman Gordon
PowerSource Corp.
3660 Wilshire Blvd. Suite 1104
Los Angeles, CA 90010


Dear Mr. Gordon:

     You have requested an opinion regarding whether or not you may freely transfer certain shares of Power Source Corp. without registration with the Federal Securities and Exchange Commission. I have been informed that certain of you shareholders who have held their shares for more than three (3) years and who are not affiliates have requested the Corporation to allow them to transfer the shares held by him without restriction and without being subject to the requirements of Paragraphs (c) (e) (f) and (h) of Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

     In rendering this opinion, I have examined various corporate records including but not limited to, Articles of Incorporation, Amendments to the Articles of Incorporation and transfer records. I am assuming and basing my opinion on the assumption that the records are genuine and accurate and that the information contained therein is truthful.

     All issuance's and transfers of the shares were allowed by resolution of the Board of Directors and in reliance upon the exemption from the registration requirements of Section 5 provided by Section 4(2) and/or Section 4(1) of the Securities Act of 1933, as amended.

     In view of the fact that the shares originally issued by the Corporation were not registered pursuant to the provisions of Section 5, but were sold in reliance upon the exemption provided by Section 4(2), the shares must be considered restricted shares. The question then becomes whether or not, and under what conditions, persons holding these restricted shares may sell or otherwise transfer their shares.

     At the present time, re-sales or distributions of such shares are provided for by the provisions of Rule 144. That rule is a so-called "safe harbor rule", which, if complied with, should eliminate any questions as to whether or not a person selling restricted shares has acted as an underwriter. Sub Section (k) of Rule 144 as it is now constituted allows non-affiliates who have held their shares for a period of three (3) years or more to transfer shares or sell such shares in any manner they wish without the requirement of registration and without complying with the requirements of Paragraphs (c) (e) (f) and (h) of Rule 144. As stated on Securities Act Release No.6286, released on February 6,1981, Rule 144 as then amended, "will permit sales of restricted securities by non-affiliates without regard to the provisions of the Rule regarding the manner of sale, provided that the Seller has held the securities for a period of three
(3) years This amendment did away with the requirement that such shares be sold in a brokerage transaction.

     The Rule was then amended by the Commission in Securities Act Release No.6488, released September23, 1983, to provide that non-affiliates of an issuer may re-sell restricted securities freely after a three (3) year holding period even though current information is not publicly available about the issuer prior to re-sales.

     It is my opinion that the securities of PowerSource Corp., except for any certificates which may be owned by an affiliate including any persons in a control position, or any person owning 5% or more of the outstanding shares, may be freely traded in interstate commerce. However, before such shares are traded, I recommend that the company should provide to its shareholder and to the general brokerage community, the information required by Subsection (a) 5 of Rule 15c2-1 I promulgated pursuant to the Securities and Exchange Act of 1934. Nevertheless, non-affiliates who have not been affiliates for more than ninety
(90) days prior to requesting transfer or reselling his shares may resell those shares, and the company may allow transfer of those shares freely and without placing any restricted legend upon the certificates representing such shares, because the exemption from registration provided by Section 4(1) of the Act is available to such non-affiliate shareholders who have held their shares for three (3) years or more.

     In issuing this opinion, I am aware that the Company and it's shareholders, and Broker-Dealers, may rely upon this opinion, and I hereby give my permission and consent to rely and exhibit this opinion to those shareholders and Broker-Dealers.

     I hope this opinion answers the questions which you have regarding this matter, and if I may be of further assistance, please contact me.



Sincerely,

/ss/__________________
Lynn Klicker Uthe Attorney at Law




CC: Mark Haggerty